Exhibit 4.7

SECOND ADDENDUM TO A DEED OF TRUST DATED AUGUST 3, 2010

This addendum (the “Addendum”) to a Deed of Trust entered into by and between Ormat Technologies, Inc. (the: “Company”) and Ziv Haft Trust Company Ltd. (the: “Trustee”), dated August 3, 2010 (the: “Deed of Trust”) as amended on January 27, 2011 (the: “First Addendum” and with the Deed of Trust, the: “Deed of Trust as Amended”) is made and executed this day of February 11, 2011 (the “Effective Date”).

WHEREAS, the parties wish to amend the Deed of Trust as Amended as set forth herein, which amendment shall be in full force and effect as of the Effective Date;

NOW THEREFORE, in consideration of the mutual premises, covenants and understandings contained herein, the parties agree as follows:

1.	General

1.1 The preamble to this Addendum constitutes an indivisible and integral part hereof.

1.2 Unless otherwise defined herein, the capitalized terms appearing herein shall have the meanings attributed to them in the Deed of Trust as Amended.

2.	Amendment

Section 5 of the First Addendum shall be amended so that the Last Day for the Placement of Orders shall be February 17, 2011 and not as stated thereunder (i.e., February 2, 2011).

3. With the exception of the foregoing, no other variation shall be made in the Deed of Trust as Amended.

In witness whereof, the parties have executed this Addendum as of the Effective Date.

/s/ Rami Katzav, /s/ Rami Sebly Ziv Haft Trust Company Ltd.	/s/ Yehudit Bronicki Ormat Technologies, Inc.
The Trustee	The Company

February 13, 2011 Date	February 11, 2011 Date